Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x 5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports Second Quarter GAAP EPS of $0.85;

Adjusted EPS of $1.07

Expands Financial and Operational Improvement Targets

Board Authorizes Share Repurchase of Up To $500 Million

Announces Planned Retirement of Chief Financial Officer

FORT LAUDERDALE, Fla., August 2, 2018 – MEDNAX, Inc. (NYSE: MD), the national health solutions partner specializing in neonatology, anesthesiology, radiology, maternal-fetal medicine, other pediatric services, and management services, today reported earnings of $0.85 per diluted share for the three months ended June 30, 2018. On a non-GAAP basis, MEDNAX reported Adjusted EPS of $1.07.

For the 2018 second quarter, MEDNAX reported the following results:

•	Net revenue of $916 million;

•	Net income of $79 million; and

•	EBITDA of $158 million.

“Our operating results for the second quarter were at the high end of our expectations and reflect further execution of our corporate initiatives,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We began implementing these initiatives during 2017, and through the first half of this year have realized $12 million in improvements to our general and administrative expenses, as well as $13 million in improvements through operational plans. Based on our progress in these initiatives, today we are expanding our goals of financial improvements to include both $40 million in annualized improvement in our general and administrative expense and $80 million in annualized improvements via our operational plans. We intend to realize a portion of these annualized targets during 2018, including our previously announced goal of $25 million in improvement in our general and administrative expense in addition to $35 million in improvements through our operational plans. Additionally, we intend to realize the full amount of these targeted improvements by the end of 2019.

“These initiatives will be complemented by our continued plans to invest in the growth of our organization, through both organic and acquisitive efforts, which we intend to be focused, targeted and strategic,” continued Dr. Medel. “We believe that taken as a whole, our execution of these strategic plans will position us well to deliver a differentiated value proposition and to remain committed to taking great care of our patients.”

MEDNAX also announced today that its Board of Directors has authorized the repurchase of up to $500 million of the Company’s common stock. This authorization is incremental to the Company’s existing authorization to repurchase common stock up to an amount sufficient to offset the dilutive impact from the issuance of shares under the Company’s equity programs. MEDNAX intends to commence this program in the near term and expects to utilize various methods to effect the share repurchases. The amount and timing of purchases will depend on several factors, including general economic and market conditions and trading restrictions.

“The authorization of this additional share repurchase program reflects our confidence in our national medical group business model and our ongoing commitment to enhance shareholder value,” said Dr. Medel. “Based on our focused acquisition growth strategy, we believe that the combination of our ongoing cash flow from operations and financial leverage profile will provide us with sufficient access to capital to continue that strategy while concurrently undertaking to return capital to our shareholders.”

Operating Results

MEDNAX’s net revenue for the three months ended June 30, 2018 increased by 8.7 percent, to $915.9 million, from $842.9 million for the prior-year period. MEDNAX’s revenue growth attributable to recent acquisitions was 5.5 percent, while overall same-unit revenue increased by 3.2 percent when compared to the prior-year period.

Same-unit revenue attributable to patient volume increased by 1.9 percent for the 2018 second quarter as compared to the prior-year period. Volumes increased across all of the Company’s service lines. For the 2018 second quarter, same-unit neonatal intensive care unit (NICU) patient days increased by 0.1 percent compared to the prior-year period.

Same-unit revenue from net reimbursement-related factors increased by 1.3 percent for the 2018 second quarter as compared to the prior-year period. The net increase in revenue was primarily due to modest improvements in managed care contracting.

The percentage of services reimbursed under government programs was unfavorable by roughly 50 basis points for the second quarter compared with the prior-year period, reflecting modestly unfavorable comparisons for anesthesiology services somewhat offset by favorable comparisons for neonatology and other pediatric services. This unfavorable payor mix comparison impacted same-unit revenue growth from net reimbursement-related factors negatively by roughly 70 basis points.

For the 2018 second quarter, practice salaries and benefits expense was $621.0 million, compared to $561.4 million for the prior-year period. Practice salaries and benefits expense as a percentage of net revenue was 67.8 percent for the second quarter of 2018, compared to 66.6 percent for the prior-year period. This increase in expense as a percentage of revenue was primarily attributable to growth in clinician compensation expense at existing practices, support for organic-growth initiatives as well as to support acquisition-related growth.

For the 2018 second quarter, general and administrative expenses were $107.9 million, as compared to $103.0 million for the prior-year period. Included within general and administrative expenses was an increase of approximately $3.2 million of stock-based compensation expense primarily resulting from the change in timing of the Company’s annual equity grant from June to March in order to align the timing with other compensation related activities. General and administrative expenses as a percentage of net revenue was 11.8 percent for the second quarter of 2018, compared to 12.2 percent for the prior-year period.

Earnings before interest, taxes, depreciation and amortization expense (EBITDA) for the 2018 second quarter was $157.7 million, an increase of 6.0 percent compared to $148.7 million for the prior-year period. EBITDA as a percentage of net revenue was 17.2 percent for the second quarter of 2018, compared to 17.6 percent in the prior-year period, with this decline primarily reflecting higher operating expense growth as compared to revenue growth.

Depreciation and amortization expense was $26.5 million for the second quarter of 2018 compared to $25.7 million for the second quarter of 2017, an increase of $0.8 million that primarily related to the amortization of intangible assets from recent acquisitions.

Interest expense was $21.6 million for the second quarter of 2018 compared to $18.5 million for the second quarter of 2017, due primarily to a higher effective interest rate on borrowings between the two periods and slightly higher outstanding borrowings.

MEDNAX generated net income of $79.4 million for the 2018 second quarter, or $0.85 per diluted share based on a weighted average 93.5 million shares outstanding. This compares with net income of $63.7 million, or $0.69 per diluted share, for the 2017 second quarter, based on a weighted average 92.8 million shares outstanding.

The Company’s effective tax rate for the second quarter of 2018 was 27.5 percent, compared to 39.0 percent for the second quarter of 2017, related to the reduction in the corporate tax rate enacted under the Tax Cuts and Jobs Act of 2017.

For the second quarter of 2018, MEDNAX reported Adjusted EPS of $1.07, compared to $0.85 for the second quarter of 2017. Adjusted EPS is defined as diluted net income per common and common equivalent share excluding non-cash amortization expense and stock-based compensation expense.

For the six months ended June 30, 2018, MEDNAX generated revenue of $1.82 billion, up 8.3 percent from $1.68 billion for the prior-year period. EBITDA for the six months ended June 30, 2018 was $291.2 million, an increase of 3.4 percent compared to $281.7 million for the prior year. MEDNAX earned net income of $142.8 million, or $1.53 per share, through June 30, 2018, based on a weighted average 93.5 million shares outstanding, which compares to net income of $118.4 million, or $1.27 per share, based on a weighted average 93.0 million shares outstanding for the first six months of 2017. For the six months ended June 30, 2018, MEDNAX reported Adjusted EPS of $1.96, compared to $1.60 in the same period of 2017.

MEDNAX had cash and cash equivalents of $38.1 million at June 30, 2018, and net accounts receivable were $528.0 million.

During the second quarter of 2018, MEDNAX generated cash from operations of $135.2 million, compared to $137.6 million during the 2017 second quarter. The Company’s uses of cash during the second quarter of 2018 included $74.5 million to repay borrowings on its revolving line of credit, $52.2 million to repurchase its common stock under MEDNAX’s existing authorization, and $3.6 million to fund the acquisition of a physician group. In April 2018, the Company announced the acquisition of Women’s Radiology Associates LLP, a radiology practice based in Houston, Texas. This marked the fifth physician group practice group to become part of MEDNAX in 2018 and the sixth radiology services practice acquisition the Company has completed as part of its radiology growth strategy.

At June 30, 2018, MEDNAX had total net debt outstanding of $1.9 billion, consisting primarily of its borrowings under its revolving credit facility and senior notes. At June 30, 2018, the amount of additional borrowing capacity available under the Company’s revolving credit facility was approximately $850 million.

Planned Retirement of Chief Financial Officer

Vivian Lopez-Blanco has informed MEDNAX of her intent to retire as Chief Financial Officer of the Company. MEDNAX intends to conduct a formal search to identify a successor to Ms. Lopez-Blanco. Ms. Lopez-Blanco will remain in her role with the Company throughout the search process, and for a transitional period thereafter.

“Vivian has played a significant leadership role for MEDNAX over the past decade as our Chief Financial Officer,” said Dr. Medel. “We look forward to her continued leadership and contributions as we conduct our search for her successor.”

2018 Third Quarter Outlook

For the 2018 third quarter, MEDNAX expects earnings per share will be in a range of $0.72 to $0.77 per diluted share and Adjusted EPS will be in a range of $0.94 to $0.99. The Adjusted EPS range excludes $0.15 per diluted share of estimated amortization expense and $0.07 per diluted share of estimated stock-based compensation expense.

This outlook assumes that total same-unit revenue growth for the three months ended September 30, 2018 will be in a range of two to four percent, compared to the prior-year period.

Additionally, for the 2018 third quarter, MEDNAX expects that EBITDA growth will be between three percent and eight percent lower, compared to the prior-year period EBITDA of $151.5 million.

Effective July 1, 2018, Southeast Anesthesiology Consultants, an affiliate of MEDNAX, ceased providing services for a health system due to non-renewal of a contract and as a result is no longer billing for services under that contract. During the first six months of 2018, services provided under that contract contributed $11 million in EBITDA.

Clinicians affected by this change will remain employed through December 31, 2018, pursuant to the terms of their employment agreements. For the third quarter of 2018, MEDNAX expects that the expense related to this continued employment will be $10 million, which is included in expected salary and benefit expense as part of the Company’s financial outlook.

This outlook also assumes an effective tax rate for the third quarter of 2018 of 27.5 percent.

Non-GAAP Measures

A reconciliation of EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three and six months ended June 30, 2018 and 2017 is provided in the financial tables of this press release. Additionally, historical reconciliations of EBITDA and Adjusted EPS to the most directly comparable GAAP measures as well as the reconciliation of forward-looking EBITDA to the most directly comparable GAAP measure are available on the Company’s website at www.mednax.com/investors.

Earnings Conference Call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results on Thursday, August 2nd, at 10:00 a.m., ET. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from 1:00 p.m. ET August 2, 2018 through midnight ET August 23, 2018 by dialing 800.475.6701, access Code 452060. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national health solutions partner comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 4,100 physicians in all 50 states and Puerto Rico. In addition to its national physician network, MEDNAX provides services to healthcare facilities and physicians in over 40 states through two complementary businesses, consisting of a management services company and a consulting services company. Additional information is available at www.mednax.com.

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Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to MEDNAX’s objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net revenue	$915,918	$842,944	$1,817,775	$1,678,541

Operating expenses:
Practice salaries and benefits	620,980	561,418	1,252,810	1,133,803
Practice supplies and other operating expenses	31,833	30,872	62,488	58,668
General and administrative expenses	107,908	103,015	216,684	206,780
Depreciation and amortization	26,518	25,735	52,681	51,349

Total operating expenses	787,239	721,040	1,584,663	1,450,600

Income from operations	128,679	121,904	233,112	227,941
Investment and other income	1,202	365	2,666	941
Interest expense	(21,604)	(18,535)	(41,539)	(36,287)
Equity in earnings of unconsolidated affiliate	1,257	689	2,782	1,486

Total non-operating expenses	(19,145)	(17,481)	(36,091)	(33,860)

Income before income taxes	109,534	104,423	197,021	194,081
Income tax provision	(30,122)	(40,725)	(54,181)	(75,692)

Net income	79,412	63,698	142,840	118,389
Net income per common and common equivalent share (diluted)	$0.85	$0.69	$1.53	$1.27

Weighted average diluted shares outstanding	93,529	92,812	93,516	92,977

MEDNAX, INC.

Reconciliation of Net Income to EBITDA

(in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income	$79,412	$63,698	$142,840	$118,389
Interest expense	21,604	18,535	41,539	36,287
Income tax provision	30,122	40,725	54,181	75,692
Depreciation and amortization	26,518	25,735	52,681	51,349

EBITDA	$157,656	$148,693	$291,241	$281,717

MEDNAX, INC.

Reconciliation of Diluted Net Income per Share

to Adjusted Diluted Net Income per Share (“Adjusted EPS”)

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2018		2017
Weighted average dilutive shares outstanding	93,529		92,812
Net income and diluted net income per share	$79,412	$0.85	$63,698	$0.69
Adjustments:
Amortization (net of tax of $4,822 and $6,800)	12,713	0.14	10,636	0.11
Stock-based compensation (net of tax of $2,894 and $2,826)	7,630	0.08	4,420	0.05

Adjusted net income and diluted EPS	$99,755	$1.07	$78,754	$0.85

	Six Months Ended June 30,
	2018		2017
Weighted average dilutive shares outstanding	93,516		92,977
Net income and diluted net income per share	$142,840	$1.53	$118,389	$1.27
Adjustments:
Amortization (net of tax of $9,586 and $13,644)	25,273	0.27	21,340	0.23
Stock-based compensation (net of tax of $5,609 and $5,764)	14,790	0.16	9,017	0.10

Adjusted net income and diluted EPS	$182,903	$1.96	$148,746	$1.60

MEDNAX, INC.

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of June 30, 2018	As of December 31, 2017
Assets:
Cash and cash equivalents	$38,056	$60,200
Short-term investments	9,902	10,292
Accounts receivable, net	527,997	503,999
Other current assets	48,975	52,744
Intangible assets, net	614,226	639,928
Goodwill, other assets, property and equipment	4,620,482	4,600,115

Total assets	$5,859,638	$5,867,278

Liabilities and shareholders’ equity:
Accounts payable and accrued expenses	$358,255	$438,017
Total debt	1,891,972	1,852,824
Other liabilities	422,489	509,983

Total liabilities	2,672,716	2,800,824
Total shareholders’ equity	3,186,922	3,066,454

Total liabilities and shareholders’ equity	$5,859,638	$5,867,278